Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
B.V.R Systems (1998) Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-125879 and 333-140937) on Form S-8 of R.V.B. Holdings Ltd (formerly BVR Systems (1998) Ltd.) of our report dated February 13,  2011, with respect to the consolidated statements of financial position of R.V.B. Holdings Ltd (“the Company”), as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F  of R.V.B. Holdings Ltd (formerly B.V.R. Systems (1998) Ltd.).

Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International
Tel Aviv, Israel

February 13, 2011